Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements (the “pro forma financial statements”) are based on the separate historical consolidated financial information of Chicago Bridge & Iron Company N.V. (“CB&I”) and The Shaw Group Inc. (“Shaw”). CB&I’s fiscal year ends on December 31 and Shaw’s fiscal year ends on August 31. To give effect to CB&I’s acquisition of Shaw (the “Acquisition”) on February 13, 2013 (the “Acquisition Closing Date”) for pro forma financial statement purposes, Shaw’s historical results were brought to within one month of CB&I’s latest available annual period results presented for the period ended December 31, 2011 and within two months of CB&I’s latest available interim period results presented for the period ended September 30, 2012. Shaw’s annual period presented in the pro forma condensed combined statement of operations (the “pro forma statement of operations”) is for the twelve months ended November 30, 2011 and was derived by adding the annual results for the twelve-month period ended August 31, 2011 to the results for the interim three-month period ended November 30, 2011, and deducting the results for the interim three-month period ended November 30, 2010. Shaw’s interim period presented in the pro forma statement of operations is for the nine months ended November 30, 2012 and was derived by adding the annual results for the twelve-month period ended August 31, 2012 to the results for the interim three-month period ended November 30, 2012, and deducting the results for the interim three-month periods ended November 30, 2011 and February 29, 2012. The three-month period ended February 29, 2012 was not included in the annual or interim pro forma statements of operations; however, inclusion of the three-month period ended November 30, 2012 rather than the three-month period ended February 29, 2012 did not have a material impact on the interim pro forma statement of operations. The pro forma statements of operations reflect the Acquisition and related events as if they occurred on January 1, 2011 for CB&I and December 1, 2010 for Shaw, while the pro forma condensed combined balance sheet (the “pro forma balance sheet”) assumes the Acquisition occurred on September 30, 2012 for CB&I and November 30, 2012 for Shaw.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results of CB&I and Shaw following the Acquisition.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or synergies that could result from the Acquisition, nor do they include any potential revenue or earnings enhancements that may be achieved with the combined capabilities of the companies. Specifically, the pro forma statements of operations exclude estimated incremental operating income of approximately $55.0 million by 2014 due to anticipated cost savings, and estimated incremental operating income of approximately $115.0 million within several years of closing the Acquisition due to anticipated revenue synergies. The pro forma financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the Acquisition, as they are currently not known, and to the extent they occur, are expected to be non-recurring and have not been incurred at the Acquisition Closing Date. However, such costs could affect the combined company following the Acquisition in the period the costs are incurred or recorded.

Assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements (the “pro forma adjustments”) are described in the accompanying notes to the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented, as described further in the accompanying notes.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the pro forma events taken place on the dates indicated. Further, the pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the Acquisition. The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	the separate historical consolidated financial statements of CB&I as of and for the year ended December 31, 2011, included in CB&I’s Form 10-K filed with the SEC on February 24, 2012;

•

the separate historical unaudited condensed consolidated interim financial statements of CB&I as of and for the nine months ended September 30, 2012, included in CB&I’s Form 10-Q filed with the SEC on October 24, 2012;

•

the separate historical consolidated financial statements of Shaw as of and for the years ended August 31, 2012 and 2011, included in Shaw’s Form 10-K filed with the SEC on October 19, 2012 and in Exhibit 99.3 to this document;

•

the separate historical unaudited consolidated interim financial statements of Shaw as of and for the three months ended November 30, 2012 and 2011 included in Shaw’s Form 10-Q filed with the SEC on December 21, 2012 and in Exhibit 99.2 to this document; and

•	the other information contained in this document.

CHICAGO BRIDGE & IRON COMPANY N.V. AND THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Nine Months Ended September 30, 2012 CB&I	Nine Months Ended November 30, 2012 Shaw	Pro Forma Adjustments			Nine Months Ended September 30, 2012 Pro Forma Combined
Revenue	$3,947,738	$4,385,300	$(355,000)	(a	)	$7,978,038
Cost of revenue	3,446,699	4,071,037	(382,000)	(a	)	7,135,362
			(374)	(b	)

Gross profit	501,039	314,263	27,374			842,676
Selling and administrative expense	168,484	208,700	(18,000)	(a	)	352,284
			(6,900)	(c	)
Gain on disposal of E&C assets	—	(83,315)	83,315	(a	)	—
Intangibles amortization	18,125	—	1,337	(b	)	47,102
			27,640	(d	)
Foreign currency translation gain on Japanese Yen-denominated bonds	—	(32,038)	32,038	(e	)	—
Other foreign currency transaction loss, net	—	963	(963)	(b	)	—
Other operating expense (income), net	3,816	(4,041)	(5,000)	(c	)	(5,225)
Equity earnings from investment in Westinghouse	—	(14,890)	14,890	(e	)	—
Equity (earnings) loss	(6,515)	1,555	1,000	(a	)	(3,960)

Income from operations	317,129	237,329	(101,983)			452,475
Interest expense on Japanese Yen-denominated bonds	—	(29,814)	29,814	(e	)	—
Interest expense	(11,769)	(5,113)	(50,345)	(f	)	(65,538)
			1,689	(c	)
Interest income	6,437	4,235	(3,085)	(g	)	7,587

Income before taxes	311,797	206,637	(123,910)			394,524
Income tax expense	(91,726)	(28,397)	41,588	(h	)	(78,535)

Net income	220,071	178,240	(82,322)			315,989
Less: Net income attributable to noncontrolling interests	(8,033)	(11,288)	—			(19,321)

Net income attributable to CB&I (1)	$212,038	$166,952	$(82,322)			$296,668

Net income per share
Basic	$2.19	$2.52				$2.81
Diluted	$2.16	$2.48				$2.75

Shares
Basic	96,684	66,169	(57,276)	(i	)	105,577
Diluted	98,231	67,358	(57,902)	(i	)	107,687

(1)	Excludes nonrecurring charges or credits directly attributable to the Acquisition.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

CHICAGO BRIDGE & IRON COMPANY N.V. AND THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Twelve Months Ended December 31, 2011 CB&I	Twelve Months Ended November 30, 2011 Shaw	Pro Forma Adjustments			Twelve Months Ended December 31, 2011 Pro Forma Combined
Revenue	$4,550,542	$5,912,055	$(544,000)	(a	)	$9,918,597
Cost of revenue	3,980,306	5,657,375	(694,000)	(a	)	8,931,710
			(11,971)	(b	)

Gross profit	570,236	254,680	161,971			986,887
Selling and administrative expense	205,550	272,094	(45,000)	(a	)	432,644
Intangibles amortization	26,302	—	3,073	(b	)	64,938
			35,563	(d	)
Impairment of notes receivable	—	48,133	—			48,133
Foreign currency translation loss on Japanese Yen-denominated bonds	—	121,431	(121,431)	(e	)	—
Other foreign currency transaction gain, net	—	(8,898)	8,898	(b	)	—
Other operating expense (income), net	74	(6,239)	11,000	(a	)	4,835
Equity earnings from investment in Westinghouse	—	(23,702)	23,702	(e	)	—
Equity earnings	(16,887)	(6,648)	5,000	(a	)	(18,535)

Income (loss) from operations	355,197	(141,491)	241,166			454,872
Interest expense on Japanese Yen-denominated bonds	—	(41,463)	41,463	(e	)	—
Interest expense	(11,030)	(5,844)	(70,386)	(f	)	(87,260)
Interest income	7,796	16,460	(6,441)	(g	)	17,815

Income (loss) before taxes	351,963	(172,338)	205,802			385,427
Income tax (expense) benefit	(96,765)	70,110	(90,284)	(h	)	(116,939)

Net income (loss)	255,198	(102,228)	115,518			268,488
Less: Net income attributable to noncontrolling interests	(166)	(7,541)	—			(7,707)

Net income (loss) attributable to CB&I (1)	$255,032	$(109,769)	$115,518			$260,781

Net income (loss) per share
Basic	$2.60	$(1.43)				$2.44
Diluted	$2.55	$(1.43)				$2.38

Shares
Basic	98,022	76,834	(67,941)	(i	)	106,915
Diluted	100,205	76,834	(67,378)	(i	)	109,661

(1)	Excludes nonrecurring charges or credits directly attributable to the Acquisition.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

CHICAGO BRIDGE & IRON COMPANY N.V. AND THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In thousands)

	As of September 30, 2012 CB&I	As of November 30, 2012 Shaw	Pro Forma Adjustments		As of September 30, 2012 Pro Forma Combined
Assets
Cash, cash equivalents and short-term investments	$654,754	$1,197,022	$(1,209,070)	(j)	$642,706
Restricted cash, cash equivalents and short-term investments	—	32,867	(1,212)	(j)	31,655
Accounts receivable, net	706,280	473,372	—		1,179,652
Inventories	—	277,618	—		277,618
Costs and estimated earnings in excess of billings	278,479	446,154	—		724,633
Deferred income taxes	130,119	296,447	(217,387)	(k)	208,083
			(1,096)	(l)
Investment in Westinghouse	—	996,211	(996,211)	(k)	—
Other current assets	126,454	69,379	1,885	(k)	229,972
			16,453	(l)
			7,174	(m)
			8,627	(n)

Total current assets	1,896,086	3,789,070	(2,390,837)		3,294,319

Equity investments	85,900	4,861	—		90,761
Property and equipment, net	277,886	504,803	—		782,689
Deferred income taxes	57,511	5,153	25,795	(m)	88,459
Goodwill	921,214	404,659	1,715,951	(o)	3,041,824
Other intangibles, net	169,589	2,770	422,230	(o)	594,589
Other non-current assets	70,477	81,264	21,345	(n)	173,086

Total assets	$3,478,663	$4,792,580	$(205,516)		$8,065,727

Liabilities
Current maturity of long-term debt	40,000	10,140	75,000	(p)	125,140
Accounts payable	624,707	592,856	(6,900)	(q)	1,210,663
Accrued salaries, wages and benefits	—	115,038	(115,038)	(r)	—
Accrued liabilities	309,979	173,021	115,038	(r)	643,880
			68,511	(s)
			(22,669)	(k)
Billings in excess of costs and estimated earnings	822,080	1,125,461	—		1,947,541
Japanese Yen-denominated bonds	—	1,570,976	(1,570,976)	(k)	—
Interest rate swap on Japanese Yen-denominated bonds	—	6,375	(6,375)	(k)	—

Total current liabilities	1,796,766	3,593,867	(1,463,409)		3,927,224

Long-term debt	—	5,189	1,725,000	(p)	1,730,189
Other non-current liabilities	226,666	52,565	—		279,231
Deferred income taxes	113,022	58,444	163,625	(t)	285,926
			(49,165)	(u)

Total liabilities	2,136,454	3,710,065	376,051		6,222,570

Shareholders’ Equity
Common stock	1,190	1,362,464	(1,362,464)	(v)	1,299
			109	(w)
Additional paid-in capital	358,474	—	489,606	(w)	848,080
Retained earnings	1,215,966	597,140	260,934	(k)	1,189,221
			(63,469)	(x)
			(794,605)	(v)
			(26,745)	(x)
Stock held in Trust	(3,039)	—	—		(3,039)
Treasury stock, at cost	(197,719)	(791,868)	791,868	(v)	(197,719)
Accumulated other comprehensive loss	(56,068)	(123,198)	59,796	(k)	(56,067)
			63,403	(v)

Total CB&I shareholders’ equity	1,318,804	1,044,538	(581,567)		1,781,775

Noncontrolling interests	23,405	37,977	—		61,382

Total shareholders’ equity	1,342,209	1,082,515	(581,567)		1,843,157

Total liabilities and shareholders’ equity	$3,478,663	$4,792,580	$(205,516)		$8,065,727

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

Overview

Under the terms of the definitive agreement dated as of July 30, 2012 (the “Acquisition Agreement”), Shaw became a wholly-owned subsidiary of CB&I at the Acquisition Closing Date for a purchase price of approximately $3.3 billion (the “Acquisition Consideration”), which consisted of cash, shares of CB&I common stock and CB&I equity awards, as further described below. Conditions of the Acquisition Agreement required Shaw to, among other things: 1) complete the sale of substantially all of its Energy and Chemicals business (which we refer to as the E&C business) to Technip S.A., and 2) exercise its put rights with respect to its equity investment in Westinghouse in order to effect the sale of the equity investment to Toshiba Corporation following the exercise of the put rights. The pro forma financial statements give effect to these conditions, as described in Note 3.

The pro forma financial statements have been prepared assuming the Acquisition was accounted for using the acquisition method of accounting (which we refer to as acquisition accounting) with CB&I as the acquiring entity. Accordingly, under acquisition accounting, the total purchase price was allocated to the acquired net tangible and identifiable intangible assets of Shaw based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Shaw’s financial statement presentation to that of CB&I’s, as described in Note 4. However, the pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Shaw to those of CB&I, given the proximity of the Acquisition Closing Date to the filing date of this document. There were no material transactions between Shaw and CB&I for the periods presented in the pro forma financial statements.

The pro forma adjustments represent management’s estimates based on information available as of the time this document was prepared and are subject to revision as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Acquisition that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred prior to, or concurrent with, closing the Acquisition are not included in the accompanying pro forma statements of operations. However, the impact of such transaction expenses is reflected in the pro forma balance sheet as a decrease to retained earnings, and a decrease to cash or increase to accrued liabilities, the determination of which was based upon whether the expenses were paid prior to, concurrent with, or after the Acquisition Closing Date.

Purchase Price

The Acquisition Consideration was determined based on Shaw’s shares of common stock and awards outstanding under Shaw’s stock plan (which we refer to as equity awards), as of the Acquisition Closing Date. In all cases in which CB&I’s pre-closing stock price was a determining factor in arriving at the Acquisition Consideration, the stock price is CB&I’s closing stock price on February 12, 2013 ($52.11 per share).

Consideration (in thousands, except per share price)	Shares	Per Share	Total
Cash for outstanding Shaw common stock (1)	68,574	$41.00	$2,811,534
Cash for outstanding Shaw restricted stock units (granted on or prior to July 30, 2012) (1)	458	$41.00	18,778
Cash for outstanding Shaw cash-settled restricted stock units (granted on or prior to July 30, 2012) (2)	437	$47.71	20,849

Total Cash Consideration			$2,851,161
Shares of CB&I common stock for outstanding Shaw common stock (3)	8,834	$52.11	$460,340
Shares of CB&I common stock for outstanding Shaw restricted stock units (granted on or prior to July 30, 2012) (3)	59	$52.11	3,074
CB&I stock options for Shaw stock options (4)	1,081	$21.70	23,458
CB&I restricted stock units for Shaw restricted stock units/performance cash units (granted after July 30, 2012) (5)	281	$52.11	14,643

Total Stock Value			$501,515
Less: unearned stock-based compensation (6)			(11,800)

Total Stock Consideration			$489,715

Total Purchase Price			$3,340,876

(1)

The cash component of the Acquisition Consideration for each outstanding share of Shaw common stock and restricted stock unit granted on or prior to July 30, 2012 was $41.00 per share. See discussion of the stock consideration component in note (3) below.

(2)

The total cash consideration for each Shaw cash-settled restricted stock unit granted on or prior to July 30, 2012 was $41.00 per share for the cash component of the Acquisition Consideration, plus an equity equivalent component equal to 0.12883 shares of CB&I common stock, which was converted into cash at CB&I’s pre-closing stock price. The total cash consideration, and related per share consideration of $47.71, were determined as $41.00 per share plus $6.71 per share for the equity equivalent component, which was derived as 0.12883 shares of CB&I common stock for each cash-settled restricted stock unit multiplied by CB&I’s stock price on February 12, 2013 ($52.11 per share).

(3)

The stock consideration component of the Acquisition Consideration for each outstanding share of Shaw common stock and restricted stock unit granted on or prior to July 30, 2012 was 0.12883 shares of CB&I common stock valued at CB&I’s pre-closing stock price. The total stock consideration and per share consideration above were based on CB&I’s stock price on February 12, 2013 ($52.11 per share). See the discussion of the cash consideration component in note (1) above.

(4)

The Acquisition Consideration for each outstanding Shaw stock option was a CB&I stock option at an exchange ratio equal to the sum of $41.00 and 0.12883 multiplied by CB&I’s pre-closing stock price, divided by CB&I’s pre-closing stock price. The total equity award valuation and per share valuation of $21.70 above was based on total stock options outstanding as of the Acquisition Closing Date and CB&I’s stock price on February 12, 2013 ($52.11 per share).

(5)

The Acquisition Consideration for each outstanding Shaw restricted stock unit granted after July 30, 2012 was a CB&I restricted stock unit at the same equity exchange ratio for stock options discussed in note (3) above. The Acquisition Consideration for each outstanding Shaw performance cash unit granted after July 30, 2012 was a CB&I restricted stock unit at an exchange ratio equal to the total per unit value of each performance cash unit ($1.00) divided by CB&I’s pre-closing stock price. The total equity award valuation and per share consideration above was based on total restricted stock and performance cash units outstanding as of the Acquisition Closing Date and CB&I’s stock price on February 12, 2013 ($52.11 per share).

(6)

The unearned stock-based compensation above represents the total fair value of CB&I stock consideration that requires future service subsequent to the Acquisition Date and, accordingly, will be recognized as stock-based compensation expense by CB&I prospectively.

Preliminary Purchase Price Allocation

The total purchase price as summarized above was allocated to Shaw’s tangible and intangible assets and liabilities for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the Acquisition was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other studies for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of Shaw’s tangible assets and liabilities, including fixed assets and inventories, and identifiable intangible assets and liabilities. Accordingly, the final acquisition accounting adjustments, including those resulting from conforming Shaw’s accounting policies to those of CB&I, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Shaw’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, will also change the portion of purchase price allocable to goodwill and could impact the operating results of the combined company following the Acquisition due to differences in amortization related to the assets and liabilities. The total purchase price was allocated as follows, based on Shaw’s November 30, 2012 balance sheet:

Net tangible assets (as of November 30, 2012)	$958,891
Preliminary identifiable intangible assets	425,000
Deferred tax liabilities	(163,625)
Goodwill	2,120,610

Total Purchase Price	$3,340,876

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from tradenames, customer relationships, technology and acquired backlog. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma statements of operations, with amortization expense based on a weighted average amortization period of approximately 11 years using the straight-line method. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which we expect to derive the associated economic benefits or detriments, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned, and amortization methodology used, for each identifiable intangible. Intangible amortization has been presented in one line item on the pro forma statements of operations; however, the ultimate classification of intangible amortization expense could differ materially, depending upon the final determination of the nature and amount of each identifiable intangible asset and liability.

The deferred tax liabilities above represent the tax effect on the amortizable identifiable intangibles as amortization of such intangibles will not be deductible for tax purposes. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

2.	Financing Considerations

The pro forma financial statements include, as summarized in Note 1, Acquisition Consideration of approximately $3.3 billion, comprised of approximately $489.7 million in equity consideration (including the issuance of approximately 8.8 million shares of CB&I common stock for outstanding Shaw common stock, approximately 0.1 million shares of CB&I common stock for outstanding Shaw restricted stock units granted on or prior to July 30, 2012, and an additional 1.4 million CB&I equity awards related to the conversion of Shaw equity awards) and approximately $2.9 billion in cash consideration. The cash portion of the purchase price was funded using approximately $1.1 billion from existing cash balances of CB&I and Shaw on the Acquisition Closing Date, borrowings of $1.0 billion from a four-year unsecured term loan (variable interest rate estimated at approximately 3.0%), entered into on December 21, 2012 and funded on the Acquisition Closing Date, and $800.0 million from note offerings with tenors of 5 to 12 years (weighted average tenor of 8.6 years and 4.8% weighted average interest rate), funded on December 28, 2012.

As of September 30, 2012, CB&I’s revolving credit facilities included a $1.1 billion revolving credit facility ($550.0 million borrowing sublimit and total available capacity of approximately $814.8 million at September 30, 2012), which expires in July 2014; a $125.0 million committed and unsecured letter of credit and term loan facility (total available capacity of approximately $14.1 million at September 30, 2012); and various short-term uncommitted credit facilities across several geographic regions of approximately $1.7 billion (total available capacity of approximately $1.0 billion at September 30, 2012). As of September 30, 2012, these facilities collectively totaled approximately $2.9 billion, with approximately $1.8 billion of available capacity. As of September 30, 2012, no material borrowings had been made under the various facilities. Additionally, as of September 30, 2012, CB&I had $40.0 million remaining under a term loan which was repaid on November 9, 2012, in accordance with its provisions. The credit facilities subsequent to the Acquisition consist of the facilities referenced above, with the exception of the $125.0 million committed and unsecured letter of credit and term loan facility, which was terminated on February 12, 2013 and replaced using available capacity under the $1.1 billion revolving credit facility, and a new five-year $650.0 million revolving credit facility ($487.5 million borrowing sublimit) that was entered into in connection with the Acquisition. Shaw’s existing credit facilities, which had outstanding letter of credit utilization of approximately $286.4 million at the Acquisition Closing Date, were replaced with CB&I’s credit facilities. Accordingly, at the Acquisition Closing Date, CB&I’s total credit facilities approximated $3.5 billion, with approximately $2.2 billion of available capacity.

Annual future maturities for the $1.0 billion four-year term loan are $75.0 million, $100.0 million, $100.0 million, $150.0 million and $575.0 million in 2013, 2014, 2015, 2016 and 2017, respectively, with interest due quarterly. Principal maturities for the $800.0 million notes are $150.0 million, $225.0 million, $275.0 million and $150.0 million in 2017, 2019, 2022 and 2024, respectively, with interest due semi-annually.

CB&I and Shaw also incurred transaction costs and other fees and expenses related to the Acquisition which are to be funded using CB&I and Shaw’s existing cash balances, or if necessary, borrowings under the revolving credit facilities.

CB&I incurred one-time transaction costs of approximately $36.8 million prior to, or concurrent with, the Acquisition, primarily related to investment banker, legal and accounting fees, and approximately $39.9 million related to debt issuance costs and commitment fees associated with the debt facilities referred to above. Approximately $19.7 million of the transaction costs were expensed and paid prior to, or concurrent with, the closing of the Acquisition and have been reflected as a reduction to retained earnings (net of tax) and decrease to cash in the pro forma balance sheet. The remaining transaction costs of approximately $17.1 million were expensed prior to, or concurrent with, the closing of the Acquisition, but paid subsequent to the closing date and have been reflected as a reduction to retained earnings (net of tax) and increase to accrued liabilities in the pro forma balance sheet. Approximately $9.9 million of the debt issuance costs and commitment fees were expensed and paid prior to, or concurrent with, the closing of the Acquisition and have been reflected as a reduction to retained earnings (net of tax) and decrease to cash in the pro forma balance sheet. The remaining financing costs of approximately $30.0 million were paid prior to, or concurrent with, the closing of the Acquisition but will be expensed subsequent to the Acquisition Closing Date over the terms of the applicable facilities. Such costs have been reflected as an increase to other current assets or non-current assets, as applicable, and decrease to cash in the pro forma balance sheet.

3.	Conditions to Completion of the Acquisition

As discussed in Note 1, conditions of the Acquisition Agreement required Shaw to, among other things: 1) complete the sale of substantially all of its E&C business to Technip S.A., and 2) exercise its put rights with respect to its equity investment in Westinghouse in order to effect the sale of the equity investment to Toshiba Corporation following the exercise of the put rights. The pro forma financial statements give effect to these conditions, as described below.

Divestiture of E&C Business—On May 21, 2012, Shaw entered into a definitive agreement to sell substantially all of the business of the E&C segment to Technip S.A. The sale was completed on August 31, 2012 for cash proceeds of approximately $290.0 million, which resulted in a net gain of approximately $95.1 million related to the sale. In connection with the sale, Shaw retained its Toronto-based engineering operations, which were put into bankruptcy on August 31, 2012, concurrent with the sale. The deconsolidation of the Toronto-based engineering operations as of August 31, 2012 resulted in a loss of approximately $11.8 million, which was included in the net gain on disposal of the E&C business. The deconsolidation did not have a significant impact on Shaw’s consolidated balance sheet.

In connection with the sale, Shaw also maintained its obligations for a large engineering, procurement and construction project in Southeast Asia that was substantially complete prior to the Acquisition Closing Date. Due to the sale, Shaw no longer has the capability to execute E&C-related projects, and accordingly, Shaw is utilizing a secondment arrangement with Technip S.A. to complete the Southeast Asia project. Upon completion of this project, Shaw will have disposed of substantially all of the operations of the E&C business, representing a separate disposal group.

Given the E&C sale to Technip S.A. was a required condition to closing the Acquisition and the sale resulted in the elimination of Shaw’s capabilities with respect to the business performed by the E&C segment, the pro forma statements of operations have been adjusted to reflect the removal of the E&C business as all operations were sold or substantially wound down prior to closing the Acquisition.

Westinghouse Investment and Put Option Exercise—On October 16, 2006, NEH, a majority-owned subsidiary of Shaw, purchased a 20% equity interest in Westinghouse, the majority-owner of which is Toshiba Corporation. Shaw’s total cost of the equity investment was approximately $1.1 billion, which was financed through the Japanese private placement market by issuing, at a discount, 128.98 billion JPY (equivalent to approximately $1.1 billion at the time of issuance) face amount of limited recourse bonds (the “Westinghouse bonds”).

In connection and concurrent with the acquisition of its investment in Westinghouse, Shaw entered into JPY-denominated put option agreements (the “put option” or “put right”) that provided Shaw with an option to sell all or part of its 20% equity interest in Westinghouse to Toshiba Corporation for 96.7% of the original purchase price. The exercise of the put right requires Toshiba Corporation to fund, in a JPY-denominated trust account, 96.7% of the original 128.98 JPY-equivalent purchase price (approximately 124.7 billion JPY), which was approximately $1,519.1 million at November 30, 2012. The trust account is administered and managed by an independent trustee whose obligation at the time of funding the trust account is to redeem and repay the outstanding Westinghouse bonds at the next interest payment date, which is March 15, 2013. Any monies received by the trustee are applied towards payment of all principal and interest due and unpaid with respect to the Westinghouse bonds by agreement between Shaw and the trustee.

On October 6, 2012, NEH exercised the put option to sell its equity interest in Westinghouse to Toshiba Corporation, and accordingly, Toshiba was required to fund the trust account on or before January 4, 2013. Since the put option exercise price is JPY-denominated, the risk of JPY to U.S. dollar exchange rate changes resulting in a shortage of proceeds subsequent to Toshiba Corporation’s funding of the trust account on January 4, 2013 is substantially mitigated. The remaining 3.3% shortfall of the principal amount of the bonds (approximately 4.3 billion JPY, or $51.9 million at November 30, 2012), representing the difference between the Toshiba Corporation payment and the original JPY-equivalent purchase price, will be funded by CB&I through issued and outstanding letters of credit originally provided by Shaw prior to the Acquisition Closing Date. The letters of credit are anticipated to be drawn upon on March 15, 2013, the date of the Westinghouse bond redemption. These letters of credit are irrevocable and the trustee is the beneficiary.

In connection with NEH’s exercise of Shaw’s put right, Shaw may recognize a non-operating gain or loss once the put options are settled resulting principally from the reversal of cumulative foreign exchange movements incurred prior to such settlement. If the bonds would have been repaid at November 30, 2012, from an early exercise of the put option, the pre-tax gain would have been approximately $430.1 million.

Given the exercise of the put option and funding commitment of the trust account of 128.98 billion JPY by Toshiba Corporation and Shaw were conditions to closing the Acquisition, the put option has been exercised, and the trust account has been funded, the pro forma statements of operations have been adjusted to reflect the removal of any historical impacts resulting from Shaw’s investment in Westinghouse and the Westinghouse bonds. Further, the pro forma balance sheet has been adjusted to: 1) remove the Westinghouse investment for the anticipated cash proceeds from Toshiba Corporation resulting from NEH’s exercise of its put right, 2) reflect the payment of the bonds and associated interest, which payment is required to occur on March 15, 2013, from the proceeds generated from the exercise of the put right and Shaw’s required payment, 3) increase retained earnings for the difference between the carrying value of the Westinghouse investment and Westinghouse bonds, and 4) reduce accumulated other comprehensive loss to reflect the impact of the reversal of cumulative deferred losses recognized from an interest rate swap whose settlement coincides with the payment of the bonds.

Given the timing of their repayment, the Westinghouse bonds and associated accrued interest and interest rate swap will not be reflected in the balance sheet of the combined companies at any period end reporting date following the Acquisition.

4.	Reclassifications

Certain reclassifications have been reflected in the pro forma adjustments, as further described in Note 5, to conform Shaw’s presentation to CB&I’s in the pro forma balance sheet and statements of operations. These reclassifications have no effect on previously reported total assets, total liabilities, shareholders’ equity or net income of Shaw or CB&I. However, as described in Note 1, the pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Shaw to those of CB&I.

5.	Pro Forma Adjustments

Adjustments included in the column labeled “Pro Forma Adjustments” in the pro forma financial statements are as follows:

Pro Forma Adjustments to Condensed Combined Statements of Operations

(a)	To reverse the results of Shaw’s E&C business related to the E&C sale and wind down of operations that occurred prior to the Acquisition Closing Date, as described in Note 3.

Impact from the reversal of: (1)	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Revenue	$(355,000)	$(544,000)
Cost of revenue	(382,000)	(694,000)

Gross loss	27,000	150,000
Selling and administrative expense (2)	(18,000)	(45,000)
Gain on disposal of E&C assets	83,315	—
Other operating income, net	—	11,000
Equity earnings	1,000	5,000

(Income) loss from operations	$(39,315)	$179,000
(Income) loss before taxes	$(39,315)	$179,000

(1)

The income before taxes for the nine month period is due primarily to the gain recognized on the disposal of E&C assets. The loss before taxes for the twelve month period primarily relates to increased costs to complete a project in Southeast Asia. The project was substantially complete prior to the Acquisition Closing Date.

(2)

Selling and administrative expense includes only those costs that are directly attributable to the E&C business. Any administrative costs that are anticipated to remain subsequent to the Acquisition Closing Date (including previous allocations of corporate costs) have been excluded from the amounts above.

(b)	To reclassify Shaw’s intangibles amortization expense from cost of revenue to intangibles amortization, and reclassify Shaw’s foreign exchange losses (gains) from other foreign currency transaction loss (gain), net to cost of revenue, to conform with CB&I’s financial statement presentation.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Reclassification of Shaw’s intangibles amortization	$(1,337)	$(3,073)
Reclassification of Shaw’s foreign exchange loss (gain)	963	(8,898)

Total Cost of Revenue Reclassification	$(374)	$(11,971)

(c)	To reverse Shaw’s one-time transaction costs incurred to date, which were recorded in selling and administrative expense, and CB&I’s one-time transaction costs and debt issuance/commitment fees incurred to date, which were recorded in other operating expense (income), net and interest expense, respectively (not applicable for the twelve month period).

Impact from the reversal of:	Pro Forma Nine Months Ended
Shaw transaction costs	$(6,900)
CB&I transaction costs	(5,000)
CB&I debt issuance/commitment fees	(1,689)

Loss from operations	$13,589
Loss before taxes	$13,589

(d)	To record estimated amortization of identifiable intangible assets acquired in the Acquisition, as described in Note 1, and reverse Shaw’s historical intangible asset amortization.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Amortization of purchased indentifiable intangible assets	$28,977	$38,636
Reversal of Shaw’s intangible asset amortization	(1,337)	(3,073)

Total Additional Intangibles Amortization Expense	27,640	35,563

(e)	To reverse equity earnings related to Shaw’s 20% equity investment in Westinghouse and remove foreign currency remeasurement gains (losses) and interest expense associated with the Westinghouse bonds, as described in Note 3.

Impact from the reversal of:	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Foreign currency remeasurement gain (loss) on JPY denominated bonds	$32,038	$(121,431)
Equity earnings from investment in Westinghouse	14,890	23,702

(Income) loss from operations	(46,928)	97,729
Interest expense on JPY-denominated bonds	29,814	41,463

(Income) loss before taxes	$(17,114)	$139,192

(f)	To record incremental interest expense and amortization of debt issuance costs and commitment fees associated with borrowings to fund the Acquisition, as described in Note 2, and to reverse amortization of deferred debt issuance costs and commitment fees associated with Shaw’s current revolving credit facility.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Interest expense on Acquisition borrowings	$(49,215)	$(67,777)
Amortization of debt issuance costs/commitment fees	(5,109)	(8,627)
Reversal of Shaw’s debt costs/commitment fees	3,979	6,018

Total Additional Interest Expense	$(50,345)	$(70,386)

(g)	To adjust interest income to reflect the reduction in CB&I and Shaw cash balances to fund a portion of the purchase price, as described in Note 2. Specifically, historical CB&I and Shaw income derived from interest on cash, cash equivalents and short-term investment balances (restricted and unrestricted) was removed and replaced with interest income based on the pro forma cash, cash equivalents and short-term investments balances (unrestricted and restricted) in the pro forma balance sheet, using a rate of return of 1.5%, representing CB&I’s average return on cash and cash equivalents balances during the applicable periods.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Reversal of CB&I’s historical interest income	$(6,437)	$(7,796)
Reversal of Shaw’s historical interest income (1)	(4,235)	(8,760)
Record interest income on combined pro forma cash, cash equivalents and short term investments	7,587	10,115

Total Interest Income Adjustment	$(3,085)	$(6,441)

(1)

Shaw’s historical consolidated statement of operations for the twelve months ended November 30, 2011 includes interest income of approximately $7,700 related to various project-related settlements, which was not removed from the pro forma statement of operations.

(h)	To record the tax effect on pro forma adjustments (excluding adjustments to equity earnings, which are presented net of tax) at an estimated statutory rate of 38.5%.

(i)	To reflect the elimination of Shaw’s weighted average shares outstanding and the issuance of 8.9 million incremental shares of CB&I common stock (basic), and the treasury stock equivalent of an additional 1.4 million CB&I shares related to the conversion of Shaw equity awards to CB&I equity awards, in the Acquisition (net impact of 0.6 million additional dilutive shares), as described in Note 1.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Basic:
Elimination of Shaw’s weighted average shares	(66,169)	(76,834)
CB&I common stock issued in the Acquisition	8,893	8,893

Weighted Average Share Adjustment, Net	(57,276)	(67,941)

Diluted:
Elimination of Shaw’s weighted average shares	(67,358)	(76,834)
CB&I dilutive shares related to the Acquisition	9,456	9,456

Weighted Average Share Adjustment, Net	(57,902)	(67,378)

Pro Forma Adjustments to Condensed Combined Balance Sheet

(j)	To reflect 1) the use of existing CB&I and Shaw cash balances to fund a portion of the purchase price, as described in Note 2, 2) Shaw’s portion of the final payment of the Westinghouse bonds and settlement of the related interest rate swap, as described in Note 3, and 3) CB&I transaction and financing costs and Shaw transaction costs paid prior to, or concurrent with, closing the Acquisition, including debt issuance costs and commitment fees, investment banker fees, and legal and accounting fees, as described in Note 2.

Cash utilized to fund purchase price	$(1,051,161)
Westinghouse bond and interest rate swap settlement (1)	(66,365)
Shaw transaction costs (2)	(32,000)
CB&I financing costs (debt issuance costs and commitment fees) (3)	(39,844)
CB&I transaction costs (4)	(19,700)

Total cash, cash equivalents and short-term investments	$(1,209,070)
Total restricted cash, cash equivalents and short-term investments (1)	$(1,212)

Total cash outflow	$(1,210,282)

(1)	See further discussion of Westinghouse bond and interest rate swap settlement in tickmark (k) below.
(2)	See total Shaw transaction costs ($90,100) in tickmark (x) below and the amount to be paid subsequent to the Acquisition Date ($58,100) in tickmark (s) below.
(3)

See total capitalized debt issuance costs and commitment fees ($29,972) in tickmark (n) below and the total amount expensed prior to, or concurrent with, closing the Acquisition ($9,872) in tickmark (x) below.

(4)	See total CB&I transaction costs ($36,800) in tickmark (x) below and the amount to be paid subsequent to closing the Acquisition ($17,100) in tickmark (s) below.

(k)	To reverse Shaw’s 20% equity investment in Westinghouse due to the exercise of Shaw’s put right, reflect the repayment of Westinghouse bonds, interest and associated interest rate swap, and adjust Shaw’s income tax payable (classified in accrued liabilities) and deferred tax asset for the tax impact of the Westinghouse transaction, as described in Note 3.

Increase (Decrease)	Put Option Exercise	Bond Redemption	Interest and Swap Repayment	Total
Cash, cash equivalents and short-term investments (1)	$(1,969)	$(50,572)	$(13,824)	$(66,365)
Restricted cash, cash equivalents and short-term investments (1)	1,519,192	(1,520,404)	—	(1,212)
Deferred income taxes	(28,804)	(186,116)	(2,467)	(217,387)
Investment in Westinghouse	(996,211)	—	—	(996,211)
Other current assets	2,028	—	(143)	1,885
Accrued liabilities	173,507	(186,116)	(10,060)	(22,669)
Japanese Yen-denominated bonds	—	(1,570,976)		(1,570,976)
Interest rate swap on Japanese Yen-denominated bonds	—	—	(6,375)	(6,375)
Retained earnings	264,813	—	(3,879)	260,934
Accumulated other comprehensive loss	55,917	—	3,879	59,796

(1)	See further discussion of Shaw’s portion of the final payment of the Westinghouse bonds and settlement of the related interest rate swap in tickmark (j) above.

(l)	To adjust Shaw’s net income tax receivable and deferred tax asset for tax benefits associated with stock plan-based consideration issued in connection with the Acquisition, as described in Note 1.

(m)	To adjust CB&I’s and Shaw’s net income tax receivable and deferred tax asset for the tax impact of deductible transaction costs, as described in Note 2.

	Income Tax Receivable	Deferred Tax Asset
CB&I financing costs (expensed prior to Acquisition date)	$1,226	$—
Shaw transaction costs	5,948	13,783
CB&I transaction costs	—	12,012

Total	$7,174	$25,795

(n)	To record the current and non-current portions of CB&I’s capitalized debt issuance costs and commitment fees ($8,627 and $21,345, respectively, for a total of $29,972) associated with borrowings to fund the Acquisition, as described in Note 2.

(o)	To eliminate Shaw’s historical goodwill and identifiable intangible assets and record preliminary goodwill and identifiable intangible assets resulting from the Acquisition, as described in Note 1.

	Goodwill	Other Intangibles, Net
Reversal of Shaw’s historical balance	$(404,659)	$(2,770)
Record preliminary value associated with the Acquisition	2,120,610	425,000

Total	$1,715,951	$422,230

(p)	To reflect borrowings to fund the Acquisition ($1,800,000), as described in Note 2, including $75,000 as a current liability for the amount that is required to be repaid within 12 months of the Acquisition Closing Date.

(q)	To reclassify Shaw’s transaction costs accrued to date ($6,900) from accounts payable to accrued liabilities to conform with CB&I’s financial statement presentation (see tickmark (s) below).

(r)	To reclassify Shaw’s accrued salaries, wages and benefits ($115,038) to accrued liabilities to conform with CB&I’s financial statement presentation.

(s)	To accrue additional Shaw and CB&I transaction costs paid subsequent to the Acquisition Closing Date, and reverse existing accruals for CB&I financing costs paid prior to, or concurrent with, closing the Acquisition, as described in Note 2. These costs primarily consist of change-in-control payments, legal and accounting fees, and retention payment amounts earned through the Acquisition Closing Date.

Shaw transaction costs (1)	$58,100
CB&I transaction costs (2)	12,100
CB&I financing costs (3)	(1,689)

Total	$68,511

(1)	Amount includes $6,900 accrued to date and reclassified from accounts payable to conform with CB&I’s financial statement presentation (see tickmark (q) above and tickmark (x) below).
(2)	Amount excludes $5,000 accrued to date (see tickmark (x) below). The total amount to be paid subsequent to closing the Acquisition is $17,100.

(3)	Amount accrued and paid prior to, or concurrent with, closing the Acquisition, which is included in the amount to be paid in tickmark (j) above.

(t)	To record a deferred tax liability at an estimated statutory rate of 38.5% associated with pro forma adjustments for estimated amortizable identifiable intangible assets, as described in Note 1.

(u)	To adjust Shaw’s deferred tax liability associated with historical goodwill.

(v)	To eliminate Shaw’s historical equity balances that remain after adjusting for the Westinghouse transaction (described further in tickmark (k) above) and Shaw’s transaction costs (described further in tickmark (x) below). A summary of the retained earnings elimination is as follows:

Shaw retained earnings (unadjusted)	$597,140
Westinghouse adjustment	260,934
Shaw transaction cost adjustment	(63,469)

Shaw retained earnings (adjusted)	$794,605

(w)	To reflect the issuance of approximately 8.9 million shares of CB&I common stock (€ 0.01 par value (approximate $.0123 equivalent)) in connection with the Acquisition, as described in Note 1.

(x)	To record additional transaction and financing costs expensed by Shaw and CB&I prior to, or concurrent with, closing the Acquisition (net of applicable taxes), as described in Note 2. These costs primarily consist of change-in-control payments, debt issuance costs and commitment fees, investment banking fees, retention payment amounts earned through the Acquisition Closing Date and legal and accounting fees.

	Total Anticipated Costs	Incurred To Date(1)	Taxes	Retained Earnings, Net
Shaw transaction costs	$(90,100)	$6,900	$19,731	$(63,469)
CB&I transaction costs	$(36,800)	$5,000	$12,012	$(19,788)
CB&I financing costs (2)	(9,872)	1,689	1,226	(6,957)

Total CB&I costs	$(46,672)	$6,689	$13,238	$(26,745)

(1)	See further inclusion of amounts incurred and accrued to date in tickmark (s) above.
(2)	See CB&I financing costs capitalized in tickmark (n) above.